EXHIBIT 99

Gander Mountain Company Announces Preliminary Fiscal 2008 Fourth Quarter Results

Record Retail Segment Fourth Quarter Net Income of $23 million;

Record Fourth Quarter Cash Flows from Operations of $108 million

ST. PAUL, Minn., February 17, 2009 /PRNewswire-FirstCall/ — Gander Mountain Company (www.gandermtn.com) (Nasdaq: GMTN), the nation’s largest retail network of stores for hunting, fishing, camping, marine and outdoor lifestyle apparel and footwear, products and services today announced preliminary results for the fiscal fourth quarter ended January 31, 2009.

Highlights:

•                  Record Retail segment fourth quarter net income of approximately $23 million compared to net income of $7 million for the fourth quarter of fiscal 2007.

•                  Record cash flows provided by operating activities of approximately $108 million in the fourth quarter.

•                  Retail segment comparable store sales for the quarter of (0.2) percent, and a positive 2.7 percent excluding the sales of boats and ATVs and power sports services.

•                  Consolidated fourth quarter net income of approximately $20 million, after absorbing a loss of approximately $3.5 million from the new and expanding Direct segment.

•                  Reduction of total debt by approximately $38 million in fiscal 2008.

Based on unaudited preliminary results:

The Company expects record fiscal 2008 fourth quarter consolidated sales of approximately $333 million compared to consolidated sales of $318 million for the fourth quarter of fiscal 2007, a 4.9 percent increase.

Retail segment sales were approximately $321 million, an increase of $9 million or 2.9 percent, as compared to the fiscal 2007 fourth quarter. Direct segment sales were approximately $12.1 million for the quarter, compared to $5.5 million for the same quarter last year.  The increase in Direct segment sales resulted primarily from the inclusion of Overton’s, acquired in December 2007, for the full quarter in fiscal 2008 and the startup of the new Gander Direct Internet and catalog operations in the third quarter of fiscal 2008.

Record retail segment net income was approximately $23 million compared to net income of $7 million for the fourth quarter last year, an improvement of $16 million.  The improvement resulted primarily from increased product margins and decreased SG&A costs.

Consolidated net income was approximately $20 million for the fiscal 2008 fourth quarter compared to net income of $5.8 million for the same quarter last year. Consolidated net income for the fourth quarter of 2008 includes a net loss from the Direct segment of approximately $3.5 million.

Comparable store sales during the fourth quarter of fiscal 2008 were (0.2) percent, an improvement over (6.5) percent in the third quarter of fiscal 2008. The firearms, ammunition, seasonal hunting and footwear categories all experienced strong sales performance during the quarter.  Comparable store sales were a positive 2.7 percent during the quarter, excluding the (2.9) percent impact of boat and ATV sales and power sport services.

Improvement in inventory management resulted in a decrease in Retail segment inventory of 18 percent per square foot, year-over-year, and a 20 percent decrease in Retail clearance inventory.

Consolidated SG&A costs, as a percentage of sales, declined approximately 170 basis points to 20.0 percent of sales in the fourth quarter of fiscal 2008 as compared to the fourth quarter of fiscal 2007.

Record cash flows from operating activities for the quarter were approximately $108 million, an improvement of approximately $34 million over the comparable quarter last year. During the year, the Company reduced its total debt by approximately $38 million.

“Record retail segment net income, improved cash flows from operations and reduced debt reflect a second consecutive quarter of progress at the ‘New Gander Mountain.’  We continue to apply a more disciplined approach to our operations, capital, and expense decisions,” said David C. Pratt, chairman and interim chief executive officer.  “Heading into 2009, the retail environment is as difficult as any in memory.  We believe that our ongoing efforts to build the leadership team, manage costs, improve operating margins, increase cash flows and reduce debt will continue the momentum we generated this last fiscal year.”

These preliminary results are subject to the completion of the customary year end audit procedures by the Company’s independent auditors.  The Company will report final fiscal fourth quarter and year end results in March 2009.

About Gander Mountain Company

Gander Mountain Company (Nasdaq: GMTN), headquartered in Saint Paul, Minnesota, is the nation’s largest retail network of stores for hunting, fishing, camping, marine, and outdoor lifestyle apparel and footwear, products and services. Established in 1960, the Gander Mountain brand has offered an expanding assortment of outdoor equipment, technical apparel and footwear, as well as gunsmith and archery services. The stores feature national, regional and local brands as well as the company’s owned brands. Focused on a “We Live Outdoors” culture, Gander Mountain dedicates itself to creating outdoor memories. There are 115 conveniently located Gander Mountain outdoor lifestyle stores in 23 states, and customers may also shop at www.GanderMtn.com. For the nearest store location call 800-282-5993 or visit www.GanderMtn.com. Gander Mountain is also the parent company of Overton’s (www.overtons.com), a leading catalog and Internet based retailer of products for boating and other water sports enthusiasts.

Cautionary Note Regarding Forward-Looking Statements

Any statements in this release that are not historical or current facts are forward-looking statements. All forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Certain of these risks and uncertainties are described in the “Risk Factors” section of the company’s Annual Report on Form 10-K for fiscal 2007 and other required reports, as filed with the SEC, which are available at http://www.GanderMtn.com and at the SEC’s Website at http://www.sec.gov.